INCENTIVE STOCK OPTION AWARD AGREEMENT

UNDER THE ACCELERATE DIAGNOSTICS, INC.

2012 OMNIBUS EQUITY INCENTIVE PLAN

This Incentive Stock Option Award Agreement (this “Agreement”) is between Accelerate Diagnostics, Inc. (f/k/a Accelr8 Technology Corporation), a Delaware corporation (the “Company”) and ________________________ (the “Optionee”), and is effective as of the ____ day of __________, 20__ (the “Date of Grant”).

RECITALS

A.                The Board of Directors of the Company (the “Board”) has adopted and the shareholders have approved the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan (the “Plan”) to promote the success an enhance the value of the Company by linking the personal interests of the Plan’s participants to those of the Company’s shareholders by providing such individuals with an incentive for outstanding performance.

B.                 The Compensation Committee has approved the granting of Incentive Stock Options to Optionee pursuant to Section 7.2 of the Plan.

C.                To the extent not specifically defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

D.                In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

AGREEMENT

1.                  Grant of Option. Subject to the terms of this Agreement and Section 7.1 of the Plan, the Company grants to Optionee the right and option to purchase from the Company all or any part of an aggregate of __________ shares of Stock (“Option”). The Option granted under this Agreement is intended to be an “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                  Exercise Price. The exercise price under this Agreement is $__________ per share of Stock, as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the Date of Grant.

3.                  Vesting of Option. The Option shall vest and become exercisable according to the following schedule: [TO BE INSERTED: VESTING SCHEDULE, INCLUDING PROVISIONS REGARDING ACCELERATED VESTING UPON A CHANGE OF CONTROL IF APPLICABLE. SEE ARTICLE 14 OF PLAN].

4.                  Exercise of Option. This Option may be exercised in whole or in part at any time after it vests in accordance with Section 3 and before the Option expires by delivery of a written notice of exercise (under Section 5 below) and payment of the exercise price. The exercise price may be paid in cash, or shares of Stock held for longer than six months (through actual tender or by attestation), or such other method permitted by the Committee (including broker-assisted “cashless exercise” arrangements) and communicated to the Optionee before the date the Optionee exercises the Option.

5.                  Method of Exercising Option. Subject to the terms of this Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company. The notice shall state the Optionee’s election to exercise the Option and the number of underlying shares in respect of which an election to exercise has been made. Such notice shall be signed by the Optionee, or if the Option is exercised by a person or persons other than the Optionee because of the Optionee’s death, such notice must be signed by such other person or persons and shall be accompanied by proof acceptable to the Committee of the legal right of such person or persons to exercise the Option.

6.                  Term of Option. The Option granted under this Agreement expires, unless sooner terminated, ten (10) years from the Date of Grant, through and including the normal close of business of the Company on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”).

7.                  Termination of Employment.

(a)               If the Optionee terminates employment for any reason other than death or Disability, the Option shall lapse on the earlier of: (i) the Expiration Date; or (ii) ninety (90) days after the date the Optionee terminates employment. The Option may be exercised following the Optionee’s termination of employment only if the Option was exercisable by Optionee immediately prior to his or her termination of employment. In no event shall the Option be exercisable after the Expiration Date.

(b)               If the Optionee terminates employment by reason of death or Disability, the Option shall lapse on the earlier of: (i) the Expiration Date; or (ii) twelve (12) months after the date the Optionee terminates employment due to death or Disability. The Option may be exercised following the death or Disability of Optionee only if the Option was exercisable by Optionee immediately prior to his or her death or Disability. In no event shall the Option be exercisable after the Expiration Date.

8.                  Disqualifying Disposition. By accepting this Award, the Optionee agrees that he or she shall notify the Company if the Optionee disposes of any shares of Stock subject to the Option in a “disqualifying disposition” as described in Section 422 of the Code. Such notice must be provided within fifteen (15) days following the date of the disqualifying disposition and must include the date or dates of the disposition, the number of shares of Stock subject to the disposition, and the consideration received, if any, for the shares of Stock. Upon request by the Company, the Optionee agrees to forward to the Company the minimum amount necessary to satisfy any federal, state or local taxes as are required by law to be withheld upon the disqualifying disposition. If requested by the Company, the Optionee also agrees to forward to the Company any amounts necessary to satisfy any other applicable taxes or assessments that may be incurred as a result of the disqualifying disposition.

9.                  Nontransferability of Options. The Options granted by this Agreement shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided by the Committee pursuant to Section 7.1(f) and Article 13 of the Plan.

10.              No Right to Continued Employment or Service. This Agreement shall not be construed to confer upon the Optionee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Optionee’s employment or service at any time.

11.              Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon the Optionee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

12.              Adjustments. The number of shares of Stock issued to Optionee pursuant to this Agreement shall be adjusted by the Committee pursuant to Section 4.4 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

13.              Securities Laws Compliance. The Company shall not be required to deliver any shares of Stock pursuant to the exercise of the Option if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable federal or state securities laws or regulations.

14.              No Shareholders Rights. The Optionee will have no voting rights or any other rights as a shareholder of the Company with respect to the Option until the Company issues the stock certificates representing the shares of Stock underlying the Option.

15.              Copy of Plan. By the execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan.

16.              Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware.

17.              Amendment. Except as otherwise provided in the Plan, this Agreement may be amended only by a written agreement executed by the Company and the Optionee. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by a representative of the Committee.

18.              Clawback. Pursuant to Section 13.4 of the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award, Optionee agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.

MANY OF THE PROVISION OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN. TO THE EXTENT THAT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Optionee has signed this Agreement, and this Agreement shall be effective as of the day and year first written above.

Accelerate Diagnostics, Inc.

By:
Name:
Title:

Optionee

By:
Name: